                                                                     Exhibit 3.1

                                    1978694

                                    ENDORSED
                                     FILED
                    In the office of the Secretary of State
                           of the State of California

                                  SEP 10 1996

                                 /s/ BILL JONES
                         BILL JONES, Secretary of State


                           ARTICLES OF INCORPORATION

                                       OF

                                   KANI, INC.


                                       I

                 The name of the corporation shall be Kani, Inc.

                                       II

                 The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

                 The name and address in this state of the corporation's initial agent for service of process is: David Weinberg, 228 Manhattan Beach Boulevard, Suite 200, Manhattan beach, California 90266.

                                       IV

                 (a) The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock", respectively. The total number of shares which the corporation is authorized is 30,000,000. The number of shares of Preferred Stock authorized to be issued is 5,000,000 and the number of shares of Common Stock authorized to be issued is 25,000,000.

                 (b) The Preferred Stock may be issued form time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       V

                 (a) Limitation of Directors' Liability. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                 (b) Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through by-law provisions or through agreements with its agents or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on excess indemnification set forth in Section 204 of the California Corporations Code.

                 (c) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


Dated:     9/9/96
       -------------------
                              /s/ DARREN O. BIGBY
                              -----------------------------------
                              Darren O. Bigby,  Sole Incorporator


                 I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

                              /s/ DARREN O. BIGBY
                              ----------------------------------
                              Darren O. Bigby